UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2023

ROCKET PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Cedarbrook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RCKT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2023, Jonathan Schwartz transitioned from Chief Medical Officer of Rocket Pharmaceuticals, Inc. (the “Company”) to Chief Gene Therapy Officer, a newly created position, where he will lead gene therapy and rare disease strategic activities, including identification of new research opportunities both within the Company’s pipeline and externally. Mr. Schwartz will also lead the assessment of potential commercial applications of research, and development of long-term research plans, among other responsibilities.

Additionally, on April 4, 2023, Mark White joined the Company as its new Chief Medical Officer. Mr. White, age 56, had been employed at AstraZeneca plc (“AZ”) since March 2013, serving as the Global Franchise Head for Fasenra (benralizumab) since March 2020. Prior to his role as Global Franchise Head, Mr. White served as the program lead for Saphnelo (anifrolumab) in systemic lupus erythematosus (SLE) and as a Global Product VP.  From October 2008 through March 2013, Mr. White served as program lead for the influenza vaccines at MedImmune, LLC (“MedImmune”). Mr. White also worked for AZ prior to his time at MedImmune, spending time in global marketing, portfolio strategy and in clinical development in the design and delivery of clinical pharmacology trials for products including Faslodex, Iressa and Casodex, and in late-stage development as clinical lead for Accolate and Diprivan.  Mr. White obtained his MB.ChB at the University of Manchester School of Medicine and is a member of the Royal College of Physicians in the UK, a Fellow of the Royal College of Anaesthetists in the UK and a Member of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians.

Mr. White will serve in his new role as an “at will” employee. Mr. White is entitled to receive an annual base salary of $450,000 per year and a target bonus of 45% of such salary. In connection with the appointment, the Company will grant Mr. White new hire equity compensation equal to approximately $2,000,000, one-third of which will be in the form of stock options (the “Options”) to purchase shares of Company’s common stock, par value $0.01 per share, pursuant to the Company’s Second Amended and Restated 2014 Stock Option and Incentive Plan with a per share exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant and two-thirds of which will be in the form of restricted stock units (“RSUs”). One-third of the RSUs and Options will vest on the one-year anniversary of the date of the grant, and the remaining two-thirds will vest in eight quarterly increments over the following two years, subject to Mr. White’s continued employment with the Company. Mr. White has not entered into any related party transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. White has no family relationship with any of the executive officers or directors of the Company. There were neither any arrangements nor any understandings between Mr. White and any other person pursuant to which he will be appointed as an officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocket Pharmaceuticals, Inc.

Date: April 4, 2023	By:	/s/ Gaurav Shah
Gaurav Shah, MD
Chief Executive Officer and Director